Exhibit 5.1

[LETTERHEAD OF W. MICHAEL LEPCHITZ]

July 7, 2003

Westmoreland Coal Company
2 North Cascade Avenue, 14th Floor
Colorado Springs, Colorado 80903

        Re:    2002 Long-Term Incentive Stock Plan

Ladies and Gentlemen:

        I am the Vice President, General Counsel and Secretary of Westmoreland Coal Company, a Delaware corporation (the “Company”), and an attorney duly admitted to practice in the State of Colorado. I am familiar with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 450,000 shares of common stock, $2.50 par value per share, and associated preferred stock purchase rights (collectively, the “Shares”), of the Company, issuable under the Company’s 2002 Long-Term Incentive Stock Plan (the “Plan”).

        I, together with competent members of my legal staff working under my direct supervision and control, have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

        In examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

        I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

        I express no opinion herein as to the laws of any state or jurisdiction other than the statutory provisions of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

        Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ W. Michael Lepchitz
W. Michael Lepchitz
Vice President, General Counsel and Secretary